Exhibit 10.5.11

FORM OF RESTRICTED STOCK UNIT AGREEMENT
FOR CHIEF EXECUTIVE OFFICER
CONAGRA BRANDS, INC. 2014 STOCK PLAN

This Restricted Stock Unit Agreement, hereinafter referred to as the “Agreement”, is made between Conagra Brands, Inc., a Delaware corporation (“Conagra” or the “Company”), and the Chief Executive Officer of the Company (the “Participant”).

1.
Award Grant. Conagra hereby grants Restricted Stock Units ("RSUs", and each such unit an “RSU”) to the Participant under the Conagra Brands, Inc. 2014 Stock Plan (the “Plan”), as follows, effective as of the Date of Grant set forth below:

Participant:

Number of RSUs:

Date of Grant:

Vesting Date[s]:

Dividend Equivalents: Dividend equivalents on the RSUs will not be paid or accumulated.

Please read this Agreement and the Plan carefully. Conagra has caused this Agreement to be executed effective as of the Date of Grant. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. If you do not wish to receive this Award and/or you do not consent and agree to the terms and conditions on which this Award is offered, as set forth in this Agreement and the Plan, then you must reject the award no later than 11:59 p.m., Pacific Time, on the 90th calendar day following the Date of Grant by (1) indicating your rejection on the "Grant Acceptance" page of the Merrill Lynch Benefits Online website or (2) contacting the Merrill Lynch call center. The award will only be cancelled if you take one of these affirmative actions. Your failure to validly reject the award prior to the deadline will constitute your acceptance of the award with its terms and conditions, as set forth in this Agreement and the Plan.

CONAGRA BRANDS, INC.
By:
Date: _____

2.Definitions. Capitalized terms used herein without definition have the meanings set forth in the Plan. The following terms shall have the respective meanings set forth below:
(a)“Continuous Employment” means the absence of any interruption or termination of employment with the Company and the performance of substantial services. Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service (as defined in Section 2(f)).
(b)“Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under the Company’s long‑term disability plan.
(c)“Divestiture” means a permanent disposition to a person other than the Company or a Subsidiary (i) of a plant at which the Participant performs a majority of the Participant’s services, (ii) of any discreet organizational unit, division or business of the Company with which the Participant's employment is principally associated, or (iii) of assets or Subsidiary stock that is determined by the Committee in its sole discretion to be treated as a "Divestiture" for purposes of this Agreement, in each case in this sentence regardless of whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise. However, “Divestiture” shall not include any event that constitutes a “Change of Control”.
(d)“Early Retirement” means a Separation from Service with the Company when the Participant is at least age 55.
(e)“Normal Retirement” means a Separation from Service with the Company on or after attaining age 57.
(f)“Separation from Service,” “termination of employment” and similar terms mean the date that the Participant “separates from service” within the meaning of Code Section 409A. Generally, a Participant separates from service if and only if the Participant dies, retires, or otherwise has a termination of employment with the Company determined in accordance with Code Section 409A and the following:

(i)
Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six‑month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 12‑month period of absence shall be substituted for such six-month period.

(ii)
Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee and as an independent contractor, pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Agreement pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Agreement.

(iii)
Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above) over the immediately preceding 36‑month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii), the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable 36‑month (or shorter) period).

As used in connection with the definition of “Separation from Service,” Company includes the Company and any other entity that with the Company constitutes a controlled group of corporations (as defined in Code Section 414(b)), or a group of trades or businesses (whether or not incorporated) under common control (as defined in Code Section 414(c)), substituting 25% for the 80% ownership level for purposes of both Code Sections 414(b) and 414(c).
(g)“Settlement Amount” means one share of Stock.
(h)“Specified Employee” is as defined under Code Section 409A and Treasury Regulation Section 1.409A-1(i).
(i)“Successors” means the beneficiaries, executors, administrators, heirs, successors and assigns of a person.
3.Vesting of RSUs.
(a)Normal Vesting. Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through the respective Vesting Date[s] as set forth in Section 1, then the RSUs subject to such Vesting Date[s] shall become nonforfeitable (“Vest” or similar terms).
(b)Termination of Employment. If, prior to the Vesting Date[s] set forth in Section 1, the Participant’s employment with the Company terminates:

(i)	by reason of death, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, become 100% Vested.

(ii)
by reason of Normal Retirement, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, continue to Vest following such Normal Retirement to the same extent that the unvested RSUs would Vest had the Participant remained Continuously Employed by the Company through the Vesting Date.

(iii)
by reason of Early Retirement, then a pro rata portion of the RSUs shall continue to Vest following such Early Retirement on the same schedule that the RSUs would Vest had the Participant remained Continuously Employed by the Company through the Vesting Date, with such pro rata portion determined by multiplying the number of RSUs evidenced by this Agreement, to the extent not previously Vested or forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Date of Grant and ending on the Participant’s Separation from Service and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the final Vesting Date, rounded to the nearest whole number of RSUs.

(iv)	for Cause prior to the final Vesting Date, then all RSUs, whether Vested or unvested prior to the final Vesting Date, shall be immediately forfeited without further consideration to the Participant.
(c)Accelerated Vesting in Connection with a Change of Control.

(i)
If a Change of Control occurs prior to the final Vesting Date, and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then all unvested RSUs evidenced by this Agreement shall become 100% Vested, except (A) to the extent such RSUs have previously been forfeited, or (B) to the extent that a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”). If the Participant’s employment with the Company (or any of its successors after the Change of Control) (as applicable, the “Successor Company”) is terminated by the Participant for Good Reason or by the Successor Company other than for Cause, in each case within a period of two years after the Change of Control but prior to the final Vesting Date, to the extent that the Replacement Award has not previously been Vested or forfeited, the Replacement Award shall become 100% Vested (and become entitled to settlement as specified in Section 4(b)(iv)).

(ii)
For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to U.S. publicly traded equity securities of the Successor Company in the Change of Control (or another U.S. publicly traded entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 3(c)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(iii)
For purposes of this Agreement, “Cause” means: (A) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Successor Company (other than any such failure resulting from termination by the Participant for Good Reason) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Successor Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (B) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Successor Company, monetarily or otherwise; or (C) the Participant’s conviction of a felony or conviction of a misdemeanor that impairs the Participant’s ability substantially to perform the Participant’s duties with the Successor Company. For the purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Successor Company.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations and, for purpose of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(iv)
For purposes of this Agreement, “Good Reason” means: (A) any material failure of the Successor Company to comply with and satisfy any of the terms of any employment or change of control (or similar) agreement between the Successor Company and the Participant pursuant to which the Participant provides services to the Successor Company; (B) any significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Participant from an officer position that the Participant holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control); (C) any material involuntary reduction in the aggregate remuneration of the Participant as in effect immediately prior to the Change of Control; or (D) requiring the Participant to become based at any office or location more than the minimum number of miles required by the Code for the Participant to claim a moving expense deduction, from the office or location at which the Participant was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities; provided, however, that no termination shall be deemed to be for Good Reason unless (x) the Participant provides the Successor Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances, and (y) the Successor Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice.

(v)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that, at the time of the Change of Control, are not subject to a "substantial risk of forfeiture" (within the meaning of Code Section 409A) shall be deemed to be Vested at the time of such Change of Control.

(d)
Forfeiture of Unvested RSUs. Subject to Section 3(b)(iv), any RSUs that have not Vested pursuant to Section 3(a), Section 3(b), Section 3(c), or Section 3(e) as of the final Vesting Date shall be forfeited automatically and without further notice on such date (or earlier if, and on such date that, the Participant ceases to be in Continuous Employment prior to the final Vesting Date for any reason other than as described in Section 3(b) or Section 3(c)).

(e)
Disability. If, prior to the Vesting Date set forth in Section 1, the Participant becomes Disabled, then the Participant shall immediately Vest in a pro rata portion of the unvested RSUs evidenced by this Agreement determined by multiplying the number of RSUs evidenced by this Agreement, to the extent not previously forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Date of Grant and ending on the date the Participant becomes Disabled and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the Vesting Date, rounded to the nearest whole number of RSUs.

4.Settlement of RSUs.
(a)Normal. Subject to Section 4(b), the Company shall pay to the Participant the Settlement Amount on or within 30 days after the Vesting Date for each Vested RSU to the extent the RSU has not previously been Vested, forfeited or settled.
(b)Other Settlement Events. Notwithstanding Section 4(a), to the extent the RSUs are Vested RSUs on the dates set forth below and to the extent the Vested RSUs have not previously been Vested, forfeited or settled, the Company will settle such Vested RSUs as follows:

(i)
Death. Within 30 days of the Participant's death, the Company will pay, to the person entitled by will or the applicable laws of descent and distribution to such Vested RSUs, the Settlement Amount for each such Vested RSU.

(ii)	Disability. Within 30 days of the Participant’s Disability, the Company will pay to the Participant the Settlement Amount for each such Vested RSU.

(iii)
Change of Control. The Participant is entitled to receive payment of the Settlement Amount for each Vested RSU on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Code Section 409A(a)(2)(A) (such qualifying date of distribution, a “409A Change of Control”), and the regulations thereunder, and where Code Section 409A applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 4 as though such Change of Control had not occurred.

(iv)
Separation from Service Following Change of Control. Within 30 days of the Participant's Separation from Service that occurs within a period of two years after a 409A Change of Control, the Company will pay to the Participant the Settlement Amount for each such Vested RSU.

(c)Payment of Taxes Upon Settlement. As a condition of the payment of the Settlement Amount upon settlement of RSUs hereunder, the Participant agrees that the Company shall withhold from the Settlement Amount any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum amount of taxes that is required to be withheld. To the extent permitted under the Plan, the Committee may allow for withholding up to the maximum amount permissible in accordance with applicable law in effect as of the date the RSUs are settled; provided, however, and notwithstanding Section 11.4 of the Plan, additional tax withholding above the statutory minimum may not be satisfied by delivering to the Company previously acquired shares of Stock.
(d)Specified Employee. Notwithstanding anything (including any provision of this Agreement or the Plan) to the contrary, if a Participant is a Specified Employee and if the RSUs are subject to Code Section 409A, payment to the Participant on account of a Separation from Service shall, to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2), be made to the Participant on the earlier of (i) the Participant’s death or (ii) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service. In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest shall be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Code Section 409A. Dividend equivalents shall not be paid with respect to any dividends that would have been paid during the delay.
5.Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.
6.Rights as Stockholder. The Participant, or his/her Successors, shall have no rights as stockholder with respect to any RSUs covered by this Agreement, and, except as provided in Section 8, no adjustment shall be made for dividends or distributions or other rights in respect of such RSUs.
7.No Dividend Equivalents. No dividend equivalents will be paid or accumulated on the RSUs.
8.Adjustments Upon Changes in Capitalization; Change of Control. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number of RSUs subject to this Agreement; provided, however, that no fractional share shall be issued upon subsequent settlement of the RSUs. No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Code Section 409A).
9.Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Chicago, Illinois, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to receive a Settlement Amount upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.
10.Benefits of Agreement, This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights that the Participant or his/her Successors may have in respect to the Plan or this Agreement.
11.No Right to Continued Employment. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company.
12.Resolution of Disputes. Any dispute or disagreement that should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.
13.Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with Code Section 409A and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Code Section 409A. It is intended that all compensation and benefits payable or provided to Participant under this Agreement shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject Participants to the additional tax, interest or penalties that may be imposed under Code Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.
14.Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.
15.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
16.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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